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                               Exhibit "A"

                    UNIVIEW TECHNOLOGIES CORPORATION
                           (the "Corporation")

                       CERTIFICATE OF DESIGNATION

        FIXING THE NUMBER AND DESIGNATING THE RIGHTS, PRIVILEGES,
   RESTRICTIONS AND CONDITIONS ATTACHING TO THE SERIES 1999-E CLASS A
                            PREFERENCE SHARES

WHEREAS:

A. The Corporation's share capital includes 1,000,000 Preference Shares par value, $1.00 per share which Preference Shares may be issued in one or more series with the directors of the Corporation (the "Board") being entitled by resolution to fix the number of shares in each series and to designate the rights, privileges, restrictions and conditions attaching to the share of each series; and

B. It is in the best interests of the Corporation for the Board to create a series of Class A Preference Shares;

NOW, THEREFORE, BE IT RESOLVED, THAT:

     The series of the Class A Preference Shares (the "Series 1999-E Class A Shares") of the Corporation shall consist of 96 shares and no more and shall be designated as the Series 1999-E Class A Preference Shares and in addition to the preferences, rights, privileges, restrictions and conditions attaching to all the Class A Preference Shares as a class, the rights, privileges, restrictions and conditions attaching to the Series 1999-E Class A Shares shall be as follows:

Part 1 - Pre-emptive Rights.

1.1 The Series 1999-E Class A Shares shall not give their holders any pre-emptive rights to acquire any other securities issued by the Corporation at any time in the future.

Part 2 - Liquidation Rights.

2.1 If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any times when any Series 1999-E Class A Shares shall be outstanding, the holders of the then outstanding Series 1999-E Class A Shares shall have a preference in distribution of the Corporation's property available for distribution to the holders of the Common Shares equal to $25,000.00 consideration per Series 1999-E Class A Share; provided, however, that the amalgamation of the Corporation with any Corporation or corporations, the sale or transfer by the Corporation of all or substantially all of its property, or any reduction of the authorized or issued capital of the Corporation of any class, whether now or hereafter authorized, shall be deemed to be a liquidation of the Corporation within the meaning of any of the provisions of this Part 2.

2.2 All amounts to be paid as preferential distributions to the holders of Series 1999-E Class A Shares as provided in this Part 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's
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property  to  the  holders  of Common Shares, whether  now  or  hereafter authorized, in connection with such liquidation, dissolution or winding up.

Part 3 - Dividends.

3.1 Holders of record of Series 1999-E Class A Shares shall be entitled to receive dividends on their Series 1999-E Class A Shares at the annual coupon rate of three percent (3%), payable in cash or shares of Common Stock at the option of the Company. Accrued and unpaid dividends of the Series 1999-E Class A Shares shall be paid on each Conversion Date or Redemption Date, as defined below. The Company shall provide the Holders notice of its intention to pay dividends in cash or shares of Common Stock. If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable as such dividend to each Holder shall be equal to the cash amount of such dividend payable to such Holder on such dividend payment date divided by the Conversion Price.

Part 4 - Conversion.

4.1 Any holder of Series 1999-E Class A Preferred Stock (an "Eligible Holder") may at any time, provided it has not theretofore received a notice of redemption from the Company, convert any whole number of shares of Series 1999-E Class A Preferred Stock in accordance with this Part. For the purposes of conversion, the Series 1999-E Class A Preferred Stock shall be valued at $25,000 per share ("Stated Value"), and, if converted, the Series 1999-E Class A Preferred Stock shall be converted into such number of Common Shares of the Company $.10 par value (the "Conversion Shares") as is obtained by dividing the aggregate Stated Value of the shares of Series 1999-E Class A Preferred Stock being so converted by the "Conversion Price." For purposes of this Part, the "Conversion Price" means $3.00 per share. The number of Conversion Shares so determined shall be rounded to the nearest whole number of shares.

4.2 The conversion right provided by the above section may be exercised only by an Eligible Holder of Series 1999-E Class A Preferred Stock, in whole or in part, by the surrender of the share certificate or share certificates representing the Series 1999-E Class A Preferred Stock to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of whole Common Shares as shall be computed by dividing (1) the aggregate Stated Value of the Series 1999-E Class A Preferred Stock so surrendered, if any, by (2)
the  Conversion  Price.   Each  Series 1999-E  Class  A  Preferred  Stock
certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series 1999-E
Class   A   Preferred   Stock  granted  herein  (i)  share   certificates
representing the Common Stock purchased by virtue of such exercise shall be delivered to such holder within 5 business days after receipt by the Corporation of the original Notice of Conversion and the certificate representing the Series 1999-E Class A Preferred Stock (the fifth business day after receipt of such original documents, not counting the date of receipt, being the "Delivery Date"), and (ii) unless the Series 1999-E Class A Preferred Stock has been fully converted, a new share certificate representing the Series 1999-E Class A Preferred Stock not so converted, if any, shall also be delivered to such holder on or before such Delivery Date, or carried on the Corporation's ledger, at holder's option.
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Any Eligible Holder may exercise its right to convert  the  Series 1999-E
Class A Preferred Stock by telecopying an executed and completed Notice of Conversion to the Corporation, and within 72 hours thereafter, delivering the original Notice of Conversion and the certificate representing the Series 1999-E Class A Preferred Stock to the Corporation by express
courier.   Each  date  on  which a telecopied  Notice  of  Conversion  is received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will cause delivery of the Common Stock certificates issuable upon conversion of any Series
1999-E   Class   A  Preferred  Stock  (together  with  the   certificates
representing the Series 1999-E Class A Preferred Stock not so converted, if requested) to the Eligible Holder via express courier on or before the Delivery Date if the Corporation has received the original Notice of Conversion and Series 1999-E Class A Preferred Stock certificate being so converted in accordance with this paragraph.

4.3 All Common Shares which may be issued upon conversion of Series 1999-E Class A Shares will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series 1999-E Class A Shares are outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of Common Shares to provide for the conversion into Common Shares of all Series 1999-E Class A Shares then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of Common Shares authorized and reserved for issuance upon the conversion of the Series 1999-E Class A Shares shall be proportionately increased.

4.4 Notwithstanding the provisions hereof, in no event shall the holder be entitled to convert any Series 1999-E Class A Preferred Stock in excess of that number of shares upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Purchaser and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Purchaser and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (1) of such proviso.

4.5 No Series 1999-E Class A Shares which have been converted into Common Shares shall be reissued by the Corporation; provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued Class A Preference Share without designation as to series and may thereafter be issued as a Class A Preference Share not designated as Series 1999-E Class A Share.

4.6 If on the Conversion Date applicable to any conversion, (A) the Common Stock is then listed for trading on the Nasdaq Stock Market, the American Stock Exchange or the Nasdaq SmallCap Market, (B) such exchange
deems   this  agreement  to  be  subject  to  its  shareholder   approval
requirements, (C) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series 1999-E Class A
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Shares,  together with any shares of Common Stock previously issued  upon conversion of Series 1999-E Class A Shares and in respect of payment of dividends hereunder, would exceed 19.9% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (D) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to any Holder so requesting conversion of Series 1999-E Class A Shares its pro rata portion of the Issuable Maximum in the same ratio that the number of shares of Series 1999-E Class A Shares held by any such Holder bears to all shares of Series 1999-E Class A Shares then outstanding and, with respect to any shares of Common Stock that otherwise would have been issuable to such Holder in respect of the Holder Conversion Notice at issue or in respect of payment of dividends hereunder in excess of the Issuable Maximum, the Company shall, as promptly as possible, but in no event later than 90 days after such Conversion Date, either, (i) convene a meeting of the holders of the Common Stock and use its best efforts to obtain the Shareholder Approval, or (ii) redeem, for an amount, paid in cash, equal to the Stated Value of such shares, plus any accrued but unpaid dividends on such shares, to which such Holder Conversion Notice applies as would cause the number of shares of Common Stock issuable upon such conversion
to  exceed  the  Issuable  Maximum.   "Shareholder  Approval"  means  the
approval at a meeting of the shareholders of the Company held in accordance with the Company's Articles of Incorporation and by-laws, of the issuance by the Company of shares of Common Stock exceeding the
Issuable Maximum as a consequence of the conversion of Series 1999-E Class A Shares into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent, if any, required pursuant to Nasdaq Marketplace Rule 4310(c)(25)(H)(i)(d)(2)
(or  any  successor  or replacement provision thereof).   Notwithstanding
anything in this Certificate of Designation to the contrary, if such exchange deems this agreement to be subject to its shareholder approval requirements, the parties agree that the aggregate number of shares of Common Stock which may be acquired by any Investor or all Investors upon conversion of any or all of the shares of Series 1999-E Class A Shares pursuant to the terms set forth in this Certificate of Designation shall in no event exceed the Issuable Maximum, and the voting interest of any Investor or all Investors shall in no event exceed 19.9%, unless the Company has obtained prior Shareholder Approval.

Part 5 - Redemption.

5.1 At any time, and from time to time, provided it has not theretofore received a notice of conversion from an Eligible Holder, the Corporation may, at its sole option, but shall not be obligated to, redeem, in whole or in part, the then outstanding Series 1999-E Class A Shares at a price per share of 100% of its face value (the "Redemption Price") (initial aggregate value of $2,400,000) (such price to be adjusted proportionately in the event of any change in the Conversion Price or any change of the Series 1999-E Class A Shares into a different number of Shares).

5.2 Five (5) days prior to any date stipulated by the Corporation for the redemption of Series 1999-E Class A Shares (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed to each holder
of  record on such notice date of the Series 1999-E Class A Shares.   The
Redemption Notice shall state (I) the Redemption Date of such Shares (ii) the number of Series 1999-E Class A Shares to be redeemed from the holder to whom the Redemption Notice is addressed (iii) instructions for surrender to the Corporation, in the manner and at the place designated of a share certificate or share certificates representing the number of
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Series  1999-E  Class  Shares to be redeemed from such  holder  and  (iv)
instructions as to how to specify to the Corporation the number of Series 1999-E Class A Shares to be redeemed as provided in this Part and the number of shares to be converted into Common Shares.

5.3 Upon receipt of the Redemption Notice, any Eligible Holder (as defined in Section 5.2 hereof) shall have the right to convert into Common Shares that number of Series 1999-E Class A Shares not called for redemption in the Redemption Notice.

5.4 On or before the Redemption Date in respect of any Series 1999-E Class A Shares, each holder of such shares shall surrender the required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the Redemption Price for such shares shall be made payable, in the manner provided in Section 5.5 hereof, to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered share certificate shall be canceled and retired. If a share certificate is surrendered and all the shares evidenced thereby are not being redeemed (as described below), the Corporation shall cause the Series 1999-E Class A Shares which are not being redeemed to be registered in the names of the persons whose names appear as the owners on the respective surrendered share certificates and deliver such certificate to such person.

5.5 On the Redemption Date in respect of any Series 1999-E Class A Shares or prior thereto, the Corporation shall deposit with the Escrow Agent, as a trust fund, a sum equal to the aggregate Redemption Price of all such shares called for redemption (less the aggregate Redemption Price for those Series 1999-E Class A Shares in respect of which the Corporation has received notice from the Eligible Holder thereof of its election to convert Series 1999-E Class A Shares into Common Shares), with irrevocable instructions and authority to the Escrow Agent to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares to their holders, and from and after the date of the deposit the redeemed shares shall be deemed to be no longer outstanding, and holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the Escrow Agent payments of the Redemption Price of the shares, without interest, upon surrender of their certificates thereof. Any funds so deposited and unclaimed at the end of ninety (90) days following the Redemption Date shall be released or repaid to the Corporation, after which the former holders of shares called for redemption shall be entitled to receive payment of the Redemption Price in respect of their shares only from the Corporation.

Part 6 - Amendment.

6.1 In addition to any requirement for a series vote pursuant to the General Corporation Laws in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the Series 1999-E Class A Shares, the rights, privileges, restrictions and conditions attaching to the Series 1999-E Class A Shares may be amended only if the Corporation has obtained the affirmative vote at a duly called and held meeting of a majority of the Series 1999-E Class A Shares or written consent by the holders of a majority of the Series 1999-E Class A Shares then outstanding.